Exhibit 10.2

August 10, 2020

Brian Choi

Dear Brian,

We are pleased to confirm our offer of employment with Avis Budget Group, Inc. (“Avis Budget” or “the Company”), as Executive Vice President and Chief Financial Officer, effective August 24, 2020. This position will report directly to Joseph Ferraro, President and Chief Executive Officer, and will be based in the Company’s headquarters in Parsippany, NJ. Your base salary will be $19,230.78 paid on a bi-weekly basis, which equates to an annualized salary of $500,000.

You will be eligible to participate in our annual incentive program. Your target under the program will be 100% of your base salary and will be prorated, if applicable, for actual days employed. Actual payouts will be determined by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) based upon the terms of the program. The Company retains the right in its sole discretion to amend, modify, suspend or rescind the program at any time and for any reason.

You will receive a time-based restricted stock unit sign-on award of $3,000,000, upon approval by the Board, with an anticipated grant date of August 31, 2020. The restricted stock units will vest 1/3rd per year on each of the first three anniversaries of the grant date, subject to your continued employment through the vesting dates. You will be eligible to participate in the Company’s Long Term Incentive Plan (“LTIP”) program, with an annual target award value in 2021 of $1,500,000. Equity awards under the Company’s LTIP program are determined by the Compensation Committee and in its sole discretion. The equity awards described in this paragraph will be subject to the terms and conditions of the Avis Budget Group, Inc. Amended and Restated Equity and Incentive Plan and the applicable award agreements, which include restricted covenants (including non-compete, non-solicit and confidentiality provisions).

Brian, we are excited that you will be joining our Company. If there is anything further I can do to assist you, please do not hesitate to contact me at 973-496-3710.

Best Regards,

Ned Linnen

Chief Human Resources Officer

Avis Budget Group

Understood and accepted:

/s/ Brian Choi	August 12, 2020
Brian Choi	Date

Enclosures

cc:        J. Sera / K. Richards / Employee File

Avis Budget Group, Inc. 6 Sylvan Way Parsippany, New Jersey 07054